Exhibit 10.11

ImmuCell Corporation

FOURTH AMENDED AND RESTATED INCENTIVE COMPENSATION AGREEMENT

This Fourth Amended and Restated Incentive Compensation Agreement, dated as of March 27, 2024, is by and between ImmuCell Corporation, a Delaware corporation (the “Company”) and Bobbi Jo Brockmann (the “Executive”), and replaces and supersedes in its entirety the Third Amended and Restated Incentive Compensation Agreement, dated as of March 28, 2023, between the Company and the Executive.

WITNESSETH:

WHEREAS, the Company wishes to provide to the Executive additional incentive compensation opportunities in order to induce the Executive to remain in the Company’s employ and to further incentivize her to continue her leadership efforts toward increasing sales of the First Defense® product line and implementing the successful commercialization of Re-Tain®; and

WHEREAS, the Executive, in partial consideration of such potential additional compensation, is willing to agree to expand the obligations set forth in the Agreement in Connection with Employment by ImmuCell Corporation, dated as of November 15, 2009, between the Company and the Executive.

NOW, THEREFORE, in consideration of the mutual promises of the parties contained herein and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Incentive Compensation.

(a) The Company agrees to pay to the Executive (i) $50,000 upon the sale by the Company of any doses of Re-Tain® within twelve (12) months after receipt by the Company of all necessary regulatory approvals to sell Re-Tain® in the United States, and (ii) an additional $50,000 (if the amount contemplated by clause (i) has been paid to the Executive) on the date that is twenty-four (24) months after receipt by the Company of all necessary regulatory approvals to sell Re-Tain® in the United States; provided, however, that such payments shall be due and payable only if the Executive is employed by the Company at the applicable payment date. Such payments shall be subject to all required tax withholdings.

ImmuCell Corporation

In addition, if the Company undergoes a Change of Control or sells or licenses all or substantially all of the rights to manufacture and sell Re-Tain® and at the time of such Change of Control, sale or license the Executive is an employee of the Company, the Company will make the payments to the Executive described in the first paragraph of this Section 1(a). For purposes hereof, “Change of Control” means (a) the sale of all or substantially all of the Company’s assets, or (b) the sale or issuance of capital stock of the Company, in a single transaction or series of related transactions, or a merger, consolidation or similar transaction to which the Company is party, the result of which is one or more persons or entities acting together directly or indirectly acquiring a majority of the outstanding capital stock of the Company or of the surviving or resulting entity in such transaction. For purposes hereof, a license of all or substantially all of the rights to manufacture and sell Re-Tain® shall not include a transaction in which the Company continues to perform manufacturing services to or for the benefit of the licensee.

(b) In addition to the incentive compensation potentially payable to the Executive pursuant to Section 1(a) hereof, the Company will pay and, if applicable, issue to the Executive, not later than February 28, 2025, the amount of cash (up to $80,000) earned if certain sales and selling expense control objectives are achieved in 2024 pursuant to the bonus payout calculations described in Exhibit A; provided, however, that such payment shall be due and payable or issuable only if the Executive is employed by the Company at the applicable payment date. Such payments shall be subject to all required tax withholdings.

2. Non-Solicitation. The Executive agrees, during the period in which she is employed by the Company and for one (1) year thereafter, not to solicit, or assist or induce any other person or entity in soliciting, any person who at that time is (or within the preceding ninety (90) days was) an employee of, or a consultant or independent contractor to, the Company to leave his or her employment, consultancy or independent contractor status with the Company.

IMMUCELL CORPORATION

By:	/s/ Michael F. Brigham
Michael F. Brigham, its President

/s/ Bobbi Jo Brockmann
Bobbi Jo Brockmann